Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Brightpoint, Inc. for the registration of common stock and to the incorporation by reference therein of our reports dated February 21, 2007, with respect to the consolidated financial statements and schedule of Brightpoint, Inc., Brightpoint, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Brightpoint, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Ernst & Young LLP
Indianapolis, Indiana
November 15, 2007